ACCELERATED DEATH BENEFIT FOR CHRONIC ILLNESS RIDER

Attached to and made a part of this Policy issued by

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

One Nationwide Plaza

Columbus, Ohio 43215-2220

Telephone: 1-800-848-6331

PLEASE READ THIS RIDER CAREFULLY

General Information Regarding this Rider

This Rider will not change, waive, or extend any part of the Policy. To the extent any provisions contained in this Rider are contrary to or inconsistent with those of the Policy, the provisions of this Rider control. Terms not defined in this Rider have the meaning given to them in the Policy.

This Accelerated Death Benefit for Chronic Illness (“CI”) Rider (“Rider”) provides for accelerations of a portion of the base Policy Specified Amount to be paid as an annual lump sum benefit, subject to the Availability of the CI Accelerated Death Benefit Payment, CI Unadjusted Payment Limits, Eligibility for the Payment of Benefits, and Claims Process sections of this Rider. This Rider only provides benefits based on the life of the primary Insured under the Policy.

This Rider is only available with a Policy that does not have a rider that accelerates the death benefit for long-term care attached.

This Rider is attached to a Policy that is non-participating, no dividends are payable. In addition, we reserve the right to limit availability of this Rider to certain products and underwriting classifications.

This Rider has no Surrender value or loan value.

DISCLOSURES

Because the benefit provided by this Rider is an acceleration of the Policy’s death benefit, the base Policy Specified Amount, any Extended No-Lapse Guarantee Value, Policy Value, Policy Surrender Value, and any benefits or credits calculated using those values, will be reduced if it is paid. Any required Premium or Policy charges based on the base Policy Specified Amount or Policy Value, will also be reduced. If a nonforfeiture option, such as extended term insurance or reduced paid-up insurance, is elected after an accelerated death benefit is paid or the Policy is reinstated, it will be based on the remaining reduced Policy Specified Amount.

If the Policy has charges deducted from a Policy Value and the Policy Surrender Value, and/or any Extended No-Lapse Guarantee Value, is reduced to zero by a CI Accelerated Death Benefit Payment and charges assessed for invoking this Rider, additional Premium will be required to be paid to prevent the Policy from lapsing.

TAXATION: This Rider is intended to provide a qualified accelerated death benefit under Section 101(g) of the Internal Revenue Code of 1986, as amended. Benefits paid under this Rider may be taxable. As with all tax matters, you should consult your personal tax advisor to assess the tax impact of taking this benefit.

THIS RIDER IS NOT MEDICARE SUPPLEMENT COVERAGE: If the Insured is eligible for Medicare, review the “Guide to Health Insurance for People with Medicare” available from us upon request. Receipt of an acceleration of the death benefit under this Rider may adversely affect your eligibility for governmental benefits or public assistance programs such as Medicaid. Assistance and advice should be obtained from social services agencies prior to receipt of any such payments.

The accelerated death benefit payment available under this Rider is not intended to qualify as longterm care insurance. This Rider does not provide any lapse protection.

There are no required Premiums or monthly charges for this Rider; however, a charge and deductions will apply on the CI Benefit Effective Date as described in the Impact of CI Accelerated Death Benefit Payment on the Policy provision of this Rider.

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ICC20-NWLA-567	Page 1	(08/2020)(002)

TABLE OF CONTENTS

PLEASE READ THIS RIDER CAREFULLY	1

General Information Regarding this Rider	1

DISCLOSURES	1
TAXATION	1
THIS RIDER IS NOT MEDICARE SUPPLEMENT COVERAGE	1

TABLE OF CONTENTS	2

DEFINITIONS	3
Activities of Daily Living	3
CI Accelerated Death Benefit Payment	3
CI Accumulated Specified Amount Reductions	3
CI Benefit Effective Date	3
CI Eligible Specified Amount	3
CI Maximum Lifetime Specified Amount Reduction	3
CI Proportional Reduction Percentage	3
CI Specified Amount Reduction Factor	3
CI Unadjusted Payment Amount	4
Chronically Ill	4
Claim	4
Clean Claim	4
Cognitive Impairment	4
Elimination Period	4
Hands-On Assistance	4
Immediate Family	4
Licensed Health Care Practitioner	4
Maximum Annual CI Unadjusted Payment Amount	4
Maximum Remaining Lifetime CI Unadjusted Payment Amount	5
Medicare	5
Physician	5
Policy Surrender Value	5
Policy Value	5
Service	5
Standby Assistance	5
Substantial Assistance	5
Substantial Supervision	5
Written Certification	5

GENERAL RIDER PROVISIONS	5
Incontestability	5
Misstatement of Age or Sex	5
Termination	5

RIDER BENEFIT AVAILABILITY AND LIMITATIONS	6
Availability of the CI Accelerated Death Benefit Payment	6

Impact of Partial Surrenders on Rider Benefits	6
Impact of Indebtedness on Rider Benefits	6
CI Unadjusted Payment Limits	6

ELIGIBILITY FOR THE PAYMENT OF BENEFITS	6

CI ACCELERATED DEATH BENEFIT PAYMENT CALCULATION	7
Requested CI Unadjusted Payment Amount	7
CI Accelerated Death Benefit Payment Calculation - Administrative Charge and Deductions	7

IMPACT OF CI ACCELERATED DEATH BENEFIT PAYMENT ON THE POLICY	7
Reduction of the Base Policy’s Specified Amount	7
Effect of CI Accelerated Death Benefit Payments on Policy Values and Premium	7
Impact of CI Accelerated Death Benefit Payments on the Policy’s Death Benefit	8
Impact on Rights of Conversion	8

INTERACTION OF THIS RIDER WITH OTHER RIDERS	8
Accidental Death Benefits	8
Riders that Accelerate the Death Benefit for Terminal Illness	8
Riders that Accelerate the Death Benefit for Critical Illness	8
Waiver of Monthly Deductions	8
Waiver of Premium	8
Overloan Lapse Protection	8
Conditional Return of Premium	8
Periodic Access Minimum Surrender Value Rider	8
Periodic Access Minimum Surrender Value	9
Extended No-Lapse Guarantee Rider	9

CLAIMS PROCESS	9
Claim Forms	9
Submission of Claims	9
Proof of Claim	9
Payment of Claims	10
Right to Return CI Accelerated Death Benefit Payment	10

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DEFINITIONS

Activities of Daily Living – Those activities that measure the Insured’s ability for self-care. This means the ability to perform these activities without Substantial Assistance. The six key Activities of Daily Living are:

1.	“Bathing” – washing oneself in either a tub or shower, or by sponge bath. Includes getting into and out of the tub or shower.

2.

“Continence” – ability to control one’s bowel and/or bladder function, including the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag) when unable to control one’s bowel and/or bladder function.

3.	“Dressing” – getting clothes from the closet or drawers, putting on clothes, and attaching any necessary braces or prosthesis.

4.	“Eating” – feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table), or by a feeding tube or intravenously.

5.	“Toileting” – getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

6.	“Transferring” – moving in and out of a bed, chair, or wheelchair.

CI Accelerated Death Benefit Payment – The actual net benefit amount we will pay. It is equal to a CI Unadjusted Payment Amount reduced by the charges and adjustments described in the CI Accelerated Death Benefit Payment Calculation - Administrative Charge and Deductions section of this Rider.

CI Accumulated Specified Amount Reductions – The total amount of base Policy Specified Amount reductions made to date due to Claims paid under this Rider.

CI Benefit Effective Date – The date a Claim for a CI Accelerated Death Benefit Payment has been approved by us. The CI Benefit Effective Date is stated in the disclosure statement and endorsement issued at the time of a Claim and CI Accelerated Death Benefit Payment, respectively.

CI Eligible Specified Amount – A reference value used to calculate the CI Unadjusted Payment Amount. The CI Eligible Specified Amount is equal to the base Policy Specified Amount in effect on each respective CI Benefit Effective Date, excluding any term insurance rider specified amount and accidental death benefits, after:

1.	the death benefit option has been changed to Death Benefit Option 1 (level) on the first CI Benefit Effective Date, if applicable;

2.	any benefit payments from any other riders that accelerate the death benefit have been paid;

3.	subtracting any portion of the base Policy’s Specified Amount scheduled to terminate in twelve months or less; and

4.	adding the dollar amount of any reductions to the base Policy’s Specified Amount resulting from the payment of all prior CI Accelerated Death Benefit Payments.

CI Maximum Lifetime Specified Amount Reduction – The maximum dollar amount by which the base Policy’s Specified Amount is permitted to be reduced due to Claims paid under this Rider. The CI Maximum Lifetime Specified Amount Reduction is stated in the Policy Specification Pages.

CI Proportional Reduction Percentage – A value used to reduce the Policy Value and other benefits and charges of the Policy and other riders as applicable. The CI Proportional Reduction Percentage is equal to:

1.	the dollar amount of the base Policy Specified Amount after reduction on a CI Benefit Effective Date; divided by,

2.	the dollar amount of the base Policy Specified Amount immediately prior to reduction on a CI Benefit Effective Date.

CI Specified Amount Reduction Factor – A value used to reduce the base Policy Specified Amount. The CI Specified Amount Reduction Factor is equal to the lesser of the applicable Guaranteed Maximum CI Specified Amount Reduction Factor stated in the Policy Specification Pages or a non-guaranteed CI Specified Amount Reduction Factor determined by us using:

1.	a mortality assumption which may vary by the Attained Age and sex of the Insured; and

2.	an interest rate that will not exceed the greater of:

a.	the then current yield on 90-day treasury bills available on the applicable CI Benefit Effective Date; or

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ICC20-NWLA-567	Page 3	(08/2020)(002)

b.

the then current maximum adjustable policy loan interest rate based on the Moody’s Corporate Bond Yield Averages – Monthly Average Corporates published by Moody’s Investor Service, Inc., or successor thereto, for the calendar month ending two months before the applicable CI Benefit Effective Date. The policy loan interest rate that is permitted under the NAIC Model Policy Loan Interest Rate Bill (#590).

Notwithstanding the above, the CI Specified Amount Reduction Factor will be calculated so that the CI Accelerated Death Benefit Payment will be at least equal to:

1.	the Policy Surrender Value; multiplied by,

2.	one minus the CI Proportional Reduction Percentage.

CI Unadjusted Payment Amount – A dollar amount used to calculate CI Accelerated Death Benefit Payments and associated base Policy Specified Amount reductions. The minimum and maximum CI Unadjusted Payment Amount available on any CI Benefit Effective Date is subject to the Availability of the CI Accelerated Death Benefit Payment and CI Unadjusted Payment Limits sections of this Rider.

Chronically Ill – An Insured who has been certified by a Licensed Health Care Practitioner, other than an owner or employee of a Service provider, the Policy Owner, Insured, or Immediate Family of the Policy Owner or Insured, as:

1.	being unable to perform, without Substantial Assistance from another individual, at least two Activities of Daily Living for a period of at least ninety days due to a loss of functional capacity; or

2.	requiring Substantial Supervision to protect the individual from threats to health and safety due to severe Cognitive Impairment.

Claim – A request for payment of benefits under this Rider, regardless of whether the benefit claimed is covered or any terms or conditions of this Rider have been met.

Clean Claim – A Claim that has no defects, errors, or omissions, including any lack of required substantiating documentation, that prevents timely payment of a Claim.

Cognitive Impairment – A deficiency in the Insured’s short or long-term memory, orientation as to person, place and time, deductive or abstract reasoning, or judgment as it relates to safety awareness. Included are nervous or mental disorders of organic origin, including Alzheimer’s Disease and senile dementia, which are determined by clinical diagnosis or tests.

Elimination Period – A period of ninety calendar days beginning on the applicable date of Written Certification. No Rider benefits are payable during an Elimination Period.

Hands-On Assistance – The physical assistance of another person without which the individual would be unable to perform the Activities of Daily Living.

Immediate Family – The Insured’s or Policy Owner’s spouse or other legally recognized partner and anyone who is related to you or the Insured, including: children and grandchildren; parents and grandparents; brothers and sisters; aunts and uncles; cousins; including adopted, in-laws, and step-relatives of any of the listed persons and any of their spouses or legally recognized partners.

Licensed Health Care Practitioner – A Physician, as defined in §1861(r)(1) of the Social Security Act, as amended, a registered professional nurse, licensed social worker or other individual who meets requirements prescribed by the Secretary of the Treasury. The Licensed Health Care Practitioner must be acting within the scope of his or her license when providing a Written Certification that the Insured is Chronically Ill.

Maximum Annual CI Unadjusted Payment Amount – A reference value used to calculate available Rider benefits. Subject to the Availability of the CI Accelerated Death Benefit Payment and CI Unadjusted Payment Limits sections of this Rider, on any CI Benefit Effective Date, it is equal to the lesser of:

1.	the CI Eligible Specified Amount multiplied by the Maximum Annual CI Unadjusted Payment Percentage stated in the Policy Specification Pages;

2.	the Maximum Annual CI Unadjusted Payment Dollar Amount stated in the Policy Specification Pages; or

3.	the HIPAA per diem allowed by the Health Insurance Portability and Accountability Act, as amended, for the calendar year in which a CI Accelerated Death Benefit Payment is paid multiplied by 365.

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Maximum Remaining Lifetime CI Unadjusted Payment Amount – A reference value used to calculate available Rider benefits. On any CI Benefit Effective Date, the Maximum Remaining Lifetime CI Unadjusted Payment Amount is equal to the lesser of:

1.	the CI Maximum Lifetime Specified Amount Reduction minus the then current CI Accumulated Specified Amount Reductions; divided by, the applicable CI Specified Amount Reduction Factor; or

2.

the base Policy’s then current Specified Amount, minus the Minimum Specified Amount stated in the Policy Specification Pages, plus the dollar amount of any additional paid-up insurance in effect on the applicable CI Benefit Effective Date; divided by, the applicable CI Specified Amount Reduction Factor.

Medicare – The Health Insurance for the Aged Act, Title XVIII of the Social Security Amendments of 1965 as then constituted or later amended.

Physician – A person licensed to practice medicine or surgery in the state where such functions are performed, as defined in §1861(r)(1) of the Social Security Act, as amended. The Physician must perform only those services permitted by his or her license.

Policy Surrender Value – Policy Surrender Value means the Net Surrender Value if the Policy is a universal life insurance policy or Cash Surrender Value if the Policy is a variable universal life insurance policy or whole life insurance policy.

Policy Value – Policy Value means the Accumulated Value if the Policy is a universal life insurance policy or Cash Value if the Policy is a variable universal life insurance policy or whole life insurance policy.

Service – Necessary diagnostic, preventive, therapeutic, curative, treatment, mitigation and rehabilitative services, and maintenance or personal care Services required by a Chronically Ill individual.

Standby Assistance – The presence of another person within arm’s reach of the individual that is necessary to prevent, by physical intervention, injury to the individual while the individual is performing the Activities of Daily Living. An example is being ready to catch the individual if the individual falls while getting into or out of the bathtub or shower as part of bathing; or being ready to remove food from the individual’s throat if the individual chokes while eating.

Substantial Assistance – Hands-On Assistance and/or Standby Assistance.

Substantial Supervision – Continual supervision by another person. This may include cuing by verbal prompting, gestures or other demonstrations and must be necessary to protect an individual with severe Cognitive Impairment from threats to his or her health or safety (such as may result from wandering).

Written Certification – A written document based on an assessment by a Licensed Health Care Practitioner, other than an owner or employee of a Service provider, the Policy Owner, the Insured, or any Immediate Family of the Policy Owner or Insured, stating that the Insured is Chronically Ill and is expected to need Substantial Assistance with Activities of Daily Living or Substantial Supervision to protect the Insured from threats to health and safety due to Cognitive Impairment for the remainder of their life.

GENERAL RIDER PROVISIONS

Incontestability

If the Policy has been In Force for less than two years from the Policy Date, effective date of a base Policy Specified Amount increase, or a reinstatement date, a Claim for benefits under this Rider will be subject to the Incontestability section of the Policy.

Misstatement of Age or Sex

If there is a misstatement or error in the Issue Age or sex of the Insured, the benefits provided by this Rider will be based on the base Policy Specified Amount that would have been provided at the correct Issue Age or sex and the applicable CI Specified Amount Reduction Factor at the correct Issue Age or sex.

Termination

This Rider terminates on the earliest of the following:

1.	the Policy Monthaversary on or next following the date we receive your written request to terminate this Rider or add a rider that provides long-term care benefits;

2.	upon termination of the Policy to which this Rider is attached;

3.	a rider that provides overloan lapse protection, if applicable, is invoked; or

4.	the Insured’s date of death.

Coverage will terminate at midnight Eastern Standard Time on any given termination date. Upon termination of this Rider, the Rider benefit will no longer be available.

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ICC20-NWLA-567	Page 5	(08/2020)(002)

Termination of the Rider, except due to a full Surrender of the Policy, will not prevent the payment of any accelerated death benefits for a Chronic Illness that occurred while the Rider was In Force, except when amounts have been paid or are payable as the death benefit. If termination of this Rider is due to a full Surrender of the Policy, no benefit will be payable under this Rider.

RIDER BENEFIT AVAILABILITY AND LIMITATIONS

Availability of the CI Accelerated Death Benefit Payment

The CI Accelerated Death Benefit Payment is only available when:

1.	the Insured is living and the Policy has not been fully Surrendered;

2.	no CI Accelerated Death Benefit Payment has been paid within the last twelve months;

3.	the Maximum Remaining Lifetime CI Unadjusted Payment Amount is greater than zero; and

4.	we have received a signed acknowledgment of concurrence with the payment from all assignees, irrevocable beneficiaries, or other parties with an interest in the Policy.

The CI Accelerated Death Benefit Payment is not available when any of the above conditions are not met or if:

1.	the condition a Claim is based on is the result of an intentionally self-inflicted injury or attempted suicide, while sane or insane;

2.	applicable law requires this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

3.	you are required by a government agency to claim this benefit in order to apply for, obtain, or keep a government benefit or entitlement.

Impact of Partial Surrenders on Rider Benefits

Taking partial Surrenders may reduce the base Policy’s Specified Amount and the corresponding Maximum Remaining Lifetime CI Unadjusted Payment Amount and the Maximum Annual CI Unadjusted Payment Amount.

Impact of Indebtedness on Rider Benefits

Outstanding Indebtedness on a CI Benefit Effective Date will result in a deduction from the CI Unadjusted Payment Amount that will be applied to reduce the Indebtedness as described in the CI Accelerated Death Benefit Payment Calculation—Administrative Charge and Deductions section. If Indebtedness is great enough, it may result in the entire CI Unadjusted Payment Amount, after deduction of the CI Rider administrative charge and any unpaid Premium or Policy charges, being applied as a Policy loan repayment. If Indebtedness remains after application of the entire CI Unadjusted Payment Amount as a Policy loan repayment, after deduction of the CI Rider administrative charge and any unpaid Premium or Policy charges, an additional Policy loan repayment may be required to keep the Policy In Force.

CI Unadjusted Payment Limits

We reserve the right to limit the CI Unadjusted Payment Amount such that, on any CI Benefit Effective Date:

1.	the CI Unadjusted Payment Amount does not exceed the Maximum Annual CI Unadjusted Payment Amount or the then current Maximum Remaining Lifetime CI Unadjusted Payment Amount;

2.

the CI Unadjusted Payment Amount must be at least the lesser of the Minimum CI Unadjusted Payment Amount stated in the Policy Specification Pages or the Maximum Remaining Lifetime CI Unadjusted Payment Amount; and

3.	the Policy is not disqualified as life insurance as defined in the Internal Revenue Code of 1986, as amended.

ELIGIBILITY FOR THE PAYMENT OF BENEFITS

Subject to the Availability of the CI Accelerated Death Benefit Payment and CI Unadjusted Payment Limits sections and the Claims Process provision of this Rider, a CI Accelerated Death Benefit Payment will be payable if all of the following requirements are met at the time of each respective Claim:

1.

we have received Written Certification dated within thirty days prior to submission of a Claim stating that the Insured is Chronically Ill and is expected to need Substantial Assistance with Activities of Daily Living or Substantial Supervision to protect the Insured from threats to health and safety due to Cognitive Impairment for the remainder of their life; and

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ICC20-NWLA-567	Page 6	(08/2020)(002)

2.

the Elimination Period has been satisfied for the first Claim, and for any subsequent Claim that is submitted more than ninety calendar days after the anniversary of the most recent prior CI Benefit Effective Date.

CI ACCELERATED DEATH BENEFIT PAYMENT CALCULATION

Requested CI Unadjusted Payment Amount

Subject to the Availability of the CI Accelerated Death Benefit Payment and CI Unadjusted Payment Limits sections of this Rider, the Policy Owner may request a CI Unadjusted Payment Amount equal to or less than the available Maximum Annual CI Unadjusted Payment Amount on the applicable CI Benefit Effective Date. Choosing an amount less than the available Maximum Annual CI Unadjusted Payment Amount could extend the length of time Rider benefits are payable. In addition, the CI Specified Amount Reduction Factors may be lower as the Insured’s Attained Age increases. However, the Maximum Annual CI Unadjusted Payment Amount is not cumulative, taking less than the available Maximum Annual CI Unadjusted Payment Amount does not increase the available Maximum Annual CI Unadjusted Payment Amount in succeeding Policy Years.

At no time will a CI Unadjusted Payment Amount be allowed to exceed the maximums described in the CI Unadjusted Payment Limits section of this Rider.

The requested CI Unadjusted Payment Amount must also be greater than or equal to the lesser of Minimum CI Unadjusted Payment Amount stated in the Policy Specification Pages or the Maximum Remaining Lifetime CI Unadjusted Payment Amount.

CI Accelerated Death Benefit Payment Calculation – Administrative Charge and Deductions

The CI Accelerated Death Benefit Payment is equal to the CI Unadjusted Payment Amount on the applicable CI Benefit Effective Date minus the following charge and deductions in the order listed:

1.

the CI Rider administrative charge is stated in the disclosure statement issued at the time of a Claim and at the time the CI Accelerated Death Benefit Payment is made. The Guaranteed Maximum CI Rider Administrative Charge is stated in the Policy Specification Pages;

2.	any due and unpaid Premium and/or Policy charges, if the Policy is in a grace period, will be applied to the Policy as Premium to pay the due and unpaid Premium and/or Policy charges; and

3.	a portion of the CI Unadjusted Payment Amount equal to any Indebtedness multiplied by, the number one minus the CI Proportional Reduction Percentage, which will be applied as a loan repayment.

IMPACT OF CI ACCELERATED DEATH BENEFIT PAYMENT ON THE POLICY

Reduction of the Base Policy’s Specified Amount

On each CI Benefit Effective Date, the base Policy’s Specified Amount will be reduced by subtracting a dollar amount equal to: the CI Unadjusted Payment Amount multiplied by the applicable CI Specified Amount Reduction Factor.

The result of this calculation will be reduction of the base Policy’s Specified Amount by more than the CI Unadjusted Payment Amount.

Effect of CI Accelerated Death Benefit Payments on Policy Values and Premium

If a Claim for the CI Accelerated Death Benefit Payment is approved by us, each of the following Policy elements are reduced by multiplying them by the CI Proportional Reduction Percentage:

1.	if greater than zero, any Policy Value, and any Extended No-Lapse Guarantee Value, in the order stated in the Policy for partial Surrenders if applicable;

2.	any required Premium for the Policy, Policy features, and any attached riders;

3.	the coverage amounts and Policy Value of any paid-up insurance; and

4.	any dividends.

Any other Policy charges and Policy Values in effect at the time the request for payment is processed under this Rider may change to reflect the new base Policy Specified Amount, any Policy Value, and any Extended No-Lapse Guarantee Value.

If a nonforfeiture option, such as extended term insurance or reduced paid-up insurance, is available in the Policy and is elected, it will be based on the remaining reduced Policy Value. If the Policy is reinstated after an accelerated death benefit is paid, it will be based on the reduced base Policy Specified Amount.

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If a CI Benefit Effective Date coincides with a Policy Monthaversary, any reduction in Policy Values will occur prior to the calculation of any required Premium, Policy charges, credits, and Extended No-Lapse Guarantee Value, if applicable.

Impact of CI Accelerated Death Benefit Payments on the Policy’s Death Benefit

If the Policy provides electable death benefit options and the death benefit option in effect on the first CI Benefit Effective Date is not already Death Benefit Option 1 (level), the death benefit option will be changed to Death Benefit Option 1 (level) prior to determination of the CI Unadjusted Payment Amount.

No death benefit option changes, if applicable, will be permitted after the first CI Benefit Effective Date.

In addition, no base Policy Specified Amount increases will be permitted after the first CI Benefit Effective Date.

The Policy’s death benefit will be determined using the base Policy Specified Amount in effect on the Insured’s date of death.

Impact on Rights of Conversion

Any right of conversion provided for in a term Policy will no longer be permitted once a Claim has been approved under this Rider.

INTERACTION OF THIS RIDER WITH OTHER RIDERS

At any time when CI Accelerated Death Benefit Payments have been paid, the base Policy Specified Amount available to be accelerated under any other rider attached to the Policy, will be limited to the base Policy Specified Amount after reduction as described in the Reduction of the Base Policy’s Specified Amount section of this Rider.

Accidental Death Benefits

Any accidental death benefit provided by the Policy or any attached riders, is not available for accelerated death benefit payments and will not be affected by CI Accelerated Death Benefit Payments.

Riders that Accelerate the Death Benefit for Terminal Illness

If the Insured makes a Claim for benefits under this Rider and a rider to the Policy that permits acceleration of the death benefit for Terminal Illness at the same time, benefits will first be payable under the rider that accelerates the death benefit for Terminal Illness. Any CI Accelerated Death Benefit Payment payable will be based on the CI Eligible Specified Amount after reduction for payment of the accelerated death benefit for Terminal Illness.

Riders that Accelerate the Death Benefit for Critical Illness

If the Insured makes a Claim for benefits under this Rider and a rider to the Policy that permits acceleration of the death benefit for Critical Illness at the same time, benefits will first be payable under the rider that accelerates the death benefit for Critical Illness. Any CI Accelerated Death Benefit Payment payable will be based on the CI Eligible Specified Amount after reduction for payment of the accelerated death benefit for Critical Illness.

Waiver of Monthly Deductions

At any time when CI Accelerated Death Benefit Payments have been paid, the dollar amount of monthly charge deductions waived under a rider to the Policy will be calculated using the reduced base Policy Specified Amount and Policy Value.

Waiver of Premium

Waiver of premium benefits provided by a rider to the Policy will not be affected by CI Accelerated Death Benefit Payments.

Overloan Lapse Protection

Upon invoking a rider to the Policy that provides overloan lapse protection, this Rider will terminate.

Conditional Return of Premium

Before or in conjunction with submitting a Claim, the Policy Owner must request termination of any rider to the Policy that provides for a conditional return of Premium.

Periodic Access Minimum Surrender Value Rider

When a CI Accelerated Death Benefit Payment has been made under this Rider, if the Policy also has the Periodic Access Minimum Surrender Value Rider, the definition of Periodic Access Minimum Surrender Value is deleted in its entirety and is replaced with the following:

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Periodic Access Minimum Surrender Value – The greater of:

1.	the Net Surrender Value after any applicable reduction for benefits paid under a rider; or

2.	the sum of:

a.	the lesser of:

i.

the base Policy’s Specified Amount at the time of the full Surrender, plus the Unadjusted Payment if the Accelerated Death Benefit for Terminal Illness Rider has been invoked, plus the total of all reductions to the base Policy’s Specified Amount due to the payment of benefits from this Rider, and any other rider that reduces the base Policy’s Specified Amount when a benefit is paid; multiplied by, the Periodic Access Minimum Surrender Value Specified Amount Percentage stated in the Policy Specification Pages; or

ii.	the Adjusted Accumulated Premium; multiplied by, the applicable Periodic Access Minimum Surrender Value Adjusted Accumulated Premium Percentage stated in the Policy Specification Pages;

b.

minus any Indebtedness, the Unadjusted Payment if the Accelerated Death Benefit for Terminal Illness Rider is invoked, the total of all reductions to the base Policy’s Specified Amount due to the payment of benefits from this Rider, and any other rider that reduces the base Policy’s Specified Amount when a benefit is paid, and/or the total of any long-term care benefits paid, if applicable; and

c.	if this Policy is in a grace period on the date the Policy is Surrendered, minus:

i.	any due and unpaid monthly deductions and other Policy and rider charges; or

ii.

if applicable and less than i., an amount equal to Premium sufficient to meet the requirements of the Initial No-Lapse Guarantee Policy Continuation or Extended No-Lapse Guarantee Policy Continuation sections of the Policy or Extended No-Lapse Guarantee Rider.

Extended No-Lapse Guarantee Rider

If the Policy has an Extended No-Lapse Guarantee Rider, the Extended No-Lapse Guarantee Value will be proportionally reduced on each CI Benefit Effective Date by multiplying the Extended No-Lapse Guarantee Value by the CI Proportional Reduction Percentage and the amount of Premium required to keep the Extended No-Lapse Guarantee Value greater than or equal to zero will be recalculated.

CLAIMS PROCESS

All Claims information and medical records must be submitted in English.

Claim Forms

When we receive notice of a Claim, we will send the forms necessary for filing a Claim for benefits. If these forms are not sent within fifteen days after giving the notice, the Claim forms requirement of the Proof of Claim section of this Rider is met by giving us a written statement of the nature and extent of the Claim within the time limit stated in the Submission of Claims section of this Rider. The remaining requirements of the Proof of Claim section must still be met.

We will also send you and any irrevocable Beneficiary a disclosure statement demonstrating the effect of the accelerated death benefit on the Policy Value, base Policy Specified Amount, Premium and/or Policy charges, and Indebtedness.

Submission of Claims

Subsequent Claims, after the first Claim is paid, will not be accepted more than thirty days prior to the anniversary of the prior CI Benefit Effective Date. To avoid a new Elimination Period, subsequent Claims, after the first Claim is paid, must be received within ninety days after the anniversary of the prior CI Benefit Effective Date.

Proof of Claim

Proof of Claim consists of detailed written documentation satisfactory to us that describes and confirms the Insured meets the requirements of the Eligibility for the Payment of Benefits provision of this Rider including, but not limited to, submission of:

1.	completed Claim forms;

2.	a Written Certification dated within thirty days prior to submission of a Claim;

3.	copies of all of the Insured’s medical records; and

4.	copies of the licenses of the certifying Licensed Health Care Practitioner.

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To confirm benefit eligibility, we may also require a second medical opinion and a physical examination of the Insured by a Licensed Health Care Practitioner to whom we refer the Insured. Should the second medical opinion differ from the opinion of the Insured’s Licensed Health Care Practitioner, then the opinion of a third Licensed Health Care Practitioner, acceptable to both parties, will serve as the final determinant of whether benefit eligibility is satisfied, including any additional physical examination. Any fee for a second or third medical opinion, and any associated physical examinations, will be at our expense.

Nationwide reserves the right to require that the Insured, at their own expense for any necessary travel, be physically present in the United States, its territories or possessions, at the time of obtaining a Written Certification and at the time any second or third medical opinion and physical examinations are obtained. Nationwide also reserves the right to request additional medical information from the Licensed Health Care Practitioner providing the Written Certification or any Licensed Health Care Practitioner who has treated the Insured.

Payment of Claims

Once Nationwide determines the Insured is eligible for benefits under this Rider, such benefits will be paid to the Policy Owner.

After receipt of a Claim for benefits under this Rider, we will:

1.	pay the Claim immediately if it is a Clean Claim; or

2.	if the Claim is not a Clean Claim, send a written notice within thirty business days acknowledging the date we received the Claim and stating one of the following:

a.	we are declining a Claim and the specific reason for denial; or

b.	that additional information is necessary to determine if all or any part of the Claim is payable. We will also provide an explanation as to the specific additional information that is necessary.

After receipt of any requested additional information, if the result is then a Clean Claim, we will immediately pay the benefit under this Rider. Otherwise, we will send a written notice that we are declining to pay all or part of the Claim. We will also provide the specific reason for denial.

If Nationwide is notified of the Insured’s death prior to the CI Benefit Effective Date, no payment will be made under this Rider and the death benefit will be calculated per the terms of the Policy. However, this provision will not apply to any payment made by us before receiving written notice of the Insured’s death at our Home Office listed on the face page of the Policy.

Any CI Accelerated Death Benefit Payment will be paid to the Policy Owner, or the Policy Owner’s estate while the Insured is living, unless the benefit has been otherwise assigned or designated by the Policy Owner.

When a CI Accelerated Death Benefit Payment is paid, we will send you and any irrevocable Beneficiary a disclosure statement stating the effect of the acceleration of death benefits on the Policy Value, base Policy Specified Amount, Premium and/or Policy charges, and Indebtedness. We will also send you an endorsement to the Policy.

Right to Return CI Accelerated Death Benefit Payment

To be certain you are satisfied with the CI Accelerated Death Benefit Payment, you have a thirty day “free look.” Within thirty days of receipt of a CI Accelerated Death Benefit Payment, you may return the payment to our Home Office stated on the face page of the Policy. We will then void the CI Accelerated Death Benefit Payment as if it had never been made and restore the Policy, including any charges and adjustments. If you return the CI Accelerated Death Benefit Payment in accordance with this section, you may apply for the benefit provided by this Rider again at a later date; however, the date the returned CI Accelerated Death Benefit Payment was paid will not count as a CI Benefit Effective Date for any purpose including determining whether the Elimination Period must be satisfied.

Secretary	President

ICC20-NWLA-567	Page 10	(08/2020)(002)